UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 18, 2009
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935	20-0467835
(Commission File Number)	(I.R.S. Employer
Identification No.)

5100 Tennyson Parkway
Suite 1200
Plano, Texas	75024
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (972) 673-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On December 18, 2009, pursuant to a purchase and sale agreement (the “Purchase and Sale Agreement”), previously announced on December 3, 2009, among Denbury Onshore, LLC (“Onshore”), a wholly owned subsidiary of Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury”), and Wapiti Energy, LLC, Wapiti Operating, LLC and Wapiti Gathering, LLC (collectively, “Wapiti”), Onshore completed the acquisition of certain oil and gas assets in the Conroe Field.
The assets purchased in the transaction include leases, real property, personal property, incidental rights, the Conroe Field Unit, shallow rights, the Wilcox wells, and reversionary interests in the deep rights as set forth in the Purchase and Sale Agreement (collectively, the “Conroe Assets”).
The Purchase and Sale Agreement provides for a purchase price of $430.7 million consisting of $256 million in cash and 11,620,000 shares of Denbury common stock, par value $.001 per share (the “Shares”). The cash amount paid at closing was $269.8 million, which reflects $15.6 million for amounts in escrow accounts reserved for plugging and abandonment and adjustments to the purchase price.
Item 3.02. Unregistered Sales of Equity Securities.
The information in the third paragraph of Item 2.01 above is incorporated by reference into this Item 3.02. Upon the closing of the purchase of the Conroe Assets, Denbury issued 11,620,000 Shares as partial consideration for the Conroe Assets. The issuance of the Shares qualifies as a transaction by an issuer not involving any public offering pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”). The issuance also qualifies for an exemption as a limited offer and sale pursuant to Section 506 of Regulation D promulgated under the Securities Act (“Regulation D”), as the Company is issuing shares solely to accredited investors and has satisfied the other conditions set forth or referenced in Section 506 of Regulation D.
Pursuant to a registration rights agreement dated December 18, 2009 and attached hereto as Exhibit 4.1, Denbury agreed to provide designated owners of Wapiti with resale registration rights covering the 11,620,000 Shares.
Item 8.01. Other Events.
Sale of Class A Membership Interests in General Partner of Genesis Energy, L.P.
As previously announced by Genesis Energy, L.P. (AMEX symbol: GEL) (“Genesis”) on December 17, 2009, Denbury and Denbury Gathering & Marketing, Inc. (“DGM”), as selling parties, and Q Genesis Acquisition, LLC (the “Buyer”), an affiliate of Quintana Capital Group L.P., entered into a definitive purchase agreement whereby Buyer will acquire all of DGM’s Class A membership interests in Genesis Energy, LLC, (the “Genesis GP”), the general partner of Genesis for net proceeds calculated as $100 million less adjustments currently estimated to be approximately $15 million (including those related to Genesis management incentive compensation and other selling costs). Upon closing, Buyer will control the Genesis GP. Post-closing, Denbury will continue to own approximately 10% of the outstanding common units of Genesis.
The agreement contains termination rights for both parties, including the failure to close the transaction by February 28, 2010, and is subject to certain closing conditions.
Amendment to Credit Agreement.
Effective December 16, 2009, Onshore entered into the Fourth Amendment, attached hereto as Exhibit 99.1 (the “Amendment”), to the Sixth Amended and Restated Credit Agreement among Onshore, Denbury and JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions signatory thereto dated as of September 14, 2006 (the “Credit Agreement”) to waive certain provisions of the Credit Agreement related to, and in order to permit the acquisition of the Conroe Assets described in Item 2.01 hereof and the disposition of Barnett Shale assets previously announced by Denbury on December 3, 2009.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit 4.1	-	Registration Rights Agreement dated December 18, 2009 by and among Denbury Resources Inc. and certain investors in Denbury Resources Inc. common stock.

Exhibit 99.1	-	Fourth Amendment, effective as of December 16, 2009, to the Sixth Amended and Restated Credit Agreement among Onshore, Denbury and JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions signatory thereto dated as of September 14, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: December 23, 2009	By:	/s/ Alan Rhoades
Alan Rhoades
Vice President – Accounting

EXHIBIT INDEX

Exhibit 4.1	-	Registration Rights Agreement dated December 18, 2009 by and among Denbury Resources Inc. and certain investors in Denbury Resources Inc. common stock.

Exhibit 99.1	-	Fourth Amendment, effective as of December 16, 2009, to the Sixth Amended and Restated Credit Agreement among Onshore, Denbury and JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions signatory thereto dated as of September 14, 2006